Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	January 31, 2013
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES QUARTER AND YEAR ENDED DECEMBER 31, 2012 RESULTS

PHILADELPHIA, PENNSYLVANIA, January 31, 2013 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the quarter and year ended December 31, 2012.

Beneficial recorded net income of $3.8 million, or $0.05 per diluted share, for the quarter ended December 31, 2012 compared to net income of $5.9 million, or $0.08 per diluted share, recorded for the quarter ended December 31, 2011. Net income for the year ended December 31, 2012 totaled $14.2 million, or $0.18 per diluted share, compared to $11.0 million, or $0.14 per diluted share, for the year ended December 31, 2011.  Net income for the year ended December 31, 2012 included $2.2 million of merger and restructuring charges related to the acquisition of SE Financial Corp., the parent holding company of St. Edmond’s Federal Savings Bank. Net income for the year ended December 31, 2011 included $5.1 million of restructuring charges related to the implementation of our expense management reduction program.

Credit costs have decreased during the quarter and year ended December 31, 2012 from the same periods in 2011 but continue to have a significant impact on our financial results. During the quarter and year ended December 31, 2012, the Bank recorded a provision for credit losses of $6.0 million and $28.0 million, respectively, compared to a provision of $8.5 million and $37.5 million for the quarter and year ended December 31, 2011, respectively.

We continue to reduce our non-performing asset levels.  At December 31, 2012 our non-performing assets were $104.2 million, representing a decrease of $19.2 million, or 15.6% from $123.4 million at September 30, 2012, and a $49.9 million decrease, or 32.4%, from $154.1 million at December 31, 2011. Excluding government guaranteed student loans of $24.0 million, non-performing assets were $80.2 million or 1.60% of total assets at December 31, 2012. We also have increased our reserves and at December 31, 2012, the allowance for loan losses totaled $57.6 million, or 2.36% of total loans, compared to $54.2 million, or 2.10% of total loans, at December 31, 2011. We expect that the provision for credit losses will remain elevated in 2013 as we continue to focus on reducing our non-performing loan levels.

Gerard Cuddy, Beneficial’s President and CEO, stated, “During 2012 we made progress toward a number of our goals.  We added resources to our credit team and were pleased by the improvement in our asset quality metrics as we experienced a 32.4% decrease in our non-performing assets at December 31, 2012 compared to a year ago.  We also were able to continue to grow our retail and business customer base and experienced strong deposit growth of 9.3% in 2012.  We successfully closed and integrated the S.E Financial Corp. acquisition which increased our presence in our key markets.   Capital, liquidity, and reserves remain strong and will position Beneficial for future growth.

In 2012, earnings were challenged given the slow growing economy and the related lack of loan demand in our markets.  The low interest rate environment also resulted in net interest margin compression for the quarter and we expect that the continued low interest rate environment will put pressure on net interest margin in future periods.  As we look ahead to 2013, we are focused on increasing profitability, further reducing our non-performing asset levels, growing our commercial loan portfolio, pursuing acquisitions, controlling expenses and increasing our retail and commercial customer base. We remain committed to our customers by delivering an education-based experience through The Beneficial Conversation and have made it our mission to always help them do the right thing financially.”

Highlights for the quarter and year ended December 31, 2012:

•                                          Asset quality metrics continued to improve during the quarter with non-performing loans, excluding student loans, decreasing $39.5 million, or 36.6%, to $68.4 million from $107.9 million at December 31, 2011. Our non-performing assets ratio, excluding student loans, improved to 1.60% at December 31, 2012 compared to 2.73% at December 31, 2011.

•                                          Excluding municipal deposits, we experienced a $447.2 million, or 21.6%, increase in our core deposits, particularly savings products and business checking accounts, which increased $254.0 million and $119.7 million, respectively.

•                                          Our mortgage banking team that was established in 2011 continued to positively impact our non-interest income as we recorded mortgage banking income of $464 thousand and $2.7 million, respectively, for the quarter and year ended December 31, 2012.

•                                          We continue to strengthen our balance sheet and, at December 31, 2012, our allowance for loan losses totaled $57.6 million, or 2.36% of total loans compared to $55.8 million, or 2.24% of total loans, at September 30, 2012, and $54.2 million, or 2.10% of total loans, at December 31, 2011. Reserves as a percentage of non-performing loans, excluding student loans, totaled 84.3% at December 31, 2012 compared to 50.2% at December 31, 2011.

•                                          Beneficial repurchased 983,300 shares during the year which increased total treasury shares to 2,982,029 at December 31, 2012.

•                                          Capital levels remain strong with tangible capital to tangible assets totaling 10.30% at December 31, 2012.

Balance Sheet

Total assets increased $410.3 million, or 8.9%, to $5.0 billion at December 31, 2012 from $4.6 billion at December 31, 2011.  The increase was primarily driven by the $296.3 million of assets acquired as part of the acquisition of SE Financial Corp., which closed on April 3, 2012. Cash and cash equivalents increased approximately $141.9 million to $489.9 million at December 31, 2012 from $348.0 million at December 31, 2011. The increase in cash and cash equivalents was primarily driven by high commercial loan prepayments, weak overall loan demand and our selling of agency eligible mortgage loans totaling approximately $100.7 million for the year ended December 31, 2012.

Investments increased $384.4 million, or 27.9%, to $1.8 billion at December 31, 2012 from $1.4 billion at December 31, 2011 as we invested our excess liquidity.  We continue to focus on purchasing high quality agency bonds, and maintain a portfolio that provides a steady stream of cash flow in both current and rising interest rate environments.

Loans decreased $128.8 million, or 5.0%, to $2.4 billion at December 31, 2012 from $2.6 billion at December 31, 2011.  Despite total loan originations of $481.3 million during the year and the addition of $175.2 million of loans recorded at fair value acquired from SE Financial Corp., our loan portfolio has decreased as a result of a number of large commercial loan repayments, continued weak loan demand, and our decision to sell certain agency eligible mortgage loans in order to better position the Bank to mitigate interest rate risk.  During the year ended December 31, 2012, we sold approximately $100.7 million of residential mortgage loans and recorded mortgage banking income of $2.7 million related to the sale of these loans. In the fourth quarter of 2012, we began to portfolio the majority of our mortgage originations as the yields on these mortgage were attractive compared to the rates available on mortgage backed securities.

Deposits increased $332.7 million, or 9.3%, to $3.9 billion at December 31, 2012 from $3.6 billion at December 31, 2011.  The increase was primarily driven by the addition of $275.3 million of deposits acquired from SE Financial

Corp.  During the year ended December 31, 2012, municipal deposits decreased $67.5 million which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based municipal accounts.  Excluding municipal deposits we experienced a $447.2 million, or 21.6%, increase in our core deposits, particularly savings products and business checking accounts, which increased $254.0 million and $119.7 million, respectively.

At December 31, 2012, stockholders’ equity increased to $633.9 million, or 12.7% of total assets, compared to $629.4 million, or 13.7% of total assets, at December 31, 2011.

Net Interest Income

For the quarter ended December 31, 2012, Beneficial reported net interest income of $33.3 million, a decrease of $1.5 million, or 4.4%, from the quarter ended December 31, 2011. The decrease in net interest income during the quarter ended December 31, 2012 compared to the same period last year was primarily the result of a reduction in the average interest rate earned on investment securities, partially offset by a reduction in the average cost of our liabilities.  Our net interest margin decreased to 2.92% for the quarter ended December 31, 2012 from 3.23% for the quarter ended December 31, 2011.  We expect that the persistently low interest rate environment will continue to lower yields on our investment and loan portfolios to a greater extent than we can reduce rates on deposits and other interest bearing liabilities, which will put pressure on net interest margin in future periods.

For the year ended December 31, 2012, Beneficial reported net interest income of $139.5 million, a decrease of $2.6 million, or 1.9%, from the year ended December 31, 2011. The decrease in net interest income during the year ended December 31, 2012 compared to the same period last year was primarily the result of a decline in the average rate on interest earning assets, particularly investments, offset by a reduction in the average cost of our liabilities, particularly municipal deposits.  During 2012, the Bank ran off higher cost non relationship based municipal deposits to help net interest margin. Net interest margin decreased nine basis points, totaling 3.13% for the year ended December 31, 2012 as compared to 3.22% for the year ended December 31, 2011, largely due to our efforts to re-price deposits.

We have been able to lower the average cost of our liabilities to 0.73% and 0.82% for the quarter and year ended December 31, 2012, respectively, compared to 0.95% and 1.01% for the quarter and year ended December 31, 2011, respectively, by re-pricing higher cost deposits.  The reduction in deposit costs has been primarily due to decreasing rates on our municipal deposits.

Non-interest Income

For the quarter ended December 31, 2012, non-interest income totaled $6.8 million, a decrease of $250 thousand, or 3.5%, from the quarter ended December 31, 2011.  The decrease was primarily due to a decrease of $135 thousand in mortgage banking income as we have started to hold in portfolio some of our mortgage production during the fourth quarter of 2012 and $962 thousand of additional amortization on certain low income housing partnership investments. These decreases were partially offset by a $1.1 million increase of income from the sale of investment securities.

For the year ended December 31, 2012, non-interest income totaled $27.6 million, an increase of $2.4 million, or 9.4%, from the year ended December 31, 2011.  The increase was primarily due to a $1.8 million increase in mortgage banking income recognized during 2012 in connection with the sale of mortgages and a $2.2 million increase in the gain on the sale of investment securities, partially offset by $1.6 million of additional amortization on low income housing partnership investments.

Non-interest Expense

For the quarter ended December 31, 2012, non-interest expense totaled $30.4 million, an increase of $1.2 million, or 4.1%, from the quarter ended December 31, 2011.  The increase in non-interest expense was primarily due to increases in salaries and benefits as a result of the SE Financial Corp. acquisition and the expansion of our credit and lending function as well as increases in classified loan and other real estate owned expenses of $946 thousand which are included in other expenses.  During the quarter, we also settled an outstanding lawsuit for $1.0 million, which is included in other expenses, and sold a branch that we had closed in connection with the SE Financial Corp acquisition for a gain of $588 thousand, which is included in merger and restructuring charges.

For the year ended December 31, 2012, non-interest expense totaled $123.1 million, an increase of $2.4 million, or 2.0%, from the year ended December 31, 2011. The increase in non-interest expense was primarily due to an increase in salaries and benefits and in other real estate owned expenses, partially offset by reductions in restructuring charges and FDIC insurance.

Income Taxes

For the quarter and year ended December 31, 2012, we recorded a benefit for income taxes of $110 thousand and a provision for income taxes of $1.8 million, respectively, reflecting an effective tax rate benefit of (3.0%) and expense of 11.0%, respectively. This compared to a benefit for income taxes of $1.7 million and $1.9 million, for the quarter and year ended December 31, 2011, respectively, reflecting an effective rate benefit of 39.9% and 21.0% for the same periods.   The tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.  Results for the quarter and year ended December 31, 2012 included a charge for the write-off of a charitable contribution carryover which expired during those periods.

Asset Quality

Asset quality metrics showed continued signs of improvement during the year ended December 31, 2012. Non-performing loans, including loans 90 days past due and still accruing, decreased to $92.4 million at December 31, 2012, compared to $136.3 million at December 31, 2011. Non-performing loans at December 31, 2012 included $24.0 million of government guaranteed student loans, which represented 26.0% of total non-performing loans.  Net charge-offs during the quarter and year ended December 31, 2012 were $4.2 million and $24.6 million, respectively, compared to $8.4 million and $28.7 million during the quarter and year ended December 31, 2011, respectively.  At December 31, 2012, the Bank’s allowance for loan losses totaled $57.6 million, or 2.36% of total loans, compared to $54.2 million, or 2.10% of total loans, at December 31, 2011.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity as the inflows of deposits and prepayments have largely been retained in cash or invested in high quality government-backed securities.  In addition, at December 31, 2012, we had the ability to borrow up to $1.2 billion combined from the FHLB of Pittsburgh and the Federal Reserve Bank of Philadelphia. Our capital ratios as of December 31, 2012 compared to September 30, 2012 and December 31, 2011, as well as our excess capital over regulatory minimums as of December 31, 2012 to be considered well capitalized, are as follows:

				Minimum Well	Excess Capital
	12/31/2012	9/30/2012	12/31/2011	Capitalized Ratio	12/31/2012

Tangible Capital	10.30%	10.73%	11.30%
Tier 1 Capital (to average assets)	9.53%	9.74%	9.67%	5%	$216,077
Tier 1 Capital (to risk weighted assets)	19.23%	19.22%	18.09%	6%	$312,729
Total Capital (to risk weighted assets)	20.50%	20.49%	19.35%	10%	$248,169

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are well in excess of well capitalized levels under the current regulatory requirements as well as the proposed capital rules under Basel III.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with

62 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	December 31,	September 30,	December 31,
	2012	2012	2011
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$54,924	$40,234	$41,130
Interest-bearing deposits	434,984	419,905	306,826
Total cash and cash equivalents	489,908	460,139	347,956

Investment Securities:
Available-for-sale	1,267,491	1,031,188	875,011
Held-to-maturity	477,198	499,871	482,695
Federal Home Loan Bank stock, at cost	16,384	17,683	18,932
Total investment securities	1,761,073	1,548,742	1,376,638

Loans:	2,447,304	2,491,740	2,576,129
Allowance for loan losses	(57,649)	(55,840)	(54,213)
Net loans	2,389,655	2,435,900	2,521,916

Accrued Interest Receivable	15,381	16,537	16,401

Bank Premises and Equipment, net	64,224	62,194	59,913

Other Assets:
Goodwill	121,973	122,410	110,486
Bank owned life insurance	40,569	40,208	35,277
Other intangibles	9,879	11,168	13,334
Other assets	113,742	121,369	114,183
Total other assets	286,163	295,155	273,280
Total Assets	$5,006,404	$4,818,667	$4,596,104

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$328,892	$305,093	$278,968
Interest bearing deposits	3,598,621	3,540,955	3,315,834
Total deposits	3,927,513	3,846,048	3,594,802
Borrowed funds	250,352	250,348	250,335
Other liabilities	194,666	85,962	121,587
Total liabilities	4,372,531	4,182,358	3,966,724
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock - $.01 par value	—	—	—
Common Stock — $.01 par value	823	823	823
Additional paid-in capital	354,082	353,049	351,107
Unearned common stock held by employee stock ownership plan	(17,901)	(18,216)	(19,856)
Retained earnings (partially restricted)	329,447	325,632	315,268
Accumulated other comprehensive (loss) income, net	(7,027)	569	(1,162)
Treasury stock, at cost	(25,551)	(25,548)	(16,800)
Total stockholders’ equity	633,873	636,309	629,380
Total Liabilities and Stockholders’ Equity	$5,006,404	$4,818,667	$4,596,104

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
INTEREST INCOME:
Interest and fees on loans	$31,862	$34,207	$33,672	$132,682	$139,685
Interest on overnight investments	304	247	287	893	890
Interest on trading securities	—	—	—	—	26
Interest and dividends on investment securities:
Taxable	7,451	8,022	8,745	33,876	35,955
Tax-exempt	716	732	823	2,979	3,587
Total interest income	40,333	43,208	43,527	170,430	180,143

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	1,110	1,054	1,555	4,712	7,742
Money market and savings deposits	1,866	2,124	2,160	8,392	9,158
Time deposits	2,260	2,374	2,886	9,765	12,531
Total	5,236	5,552	6,601	22,869	29,431
Interest on borrowed funds	1,829	2,087	2,109	8,104	8,615
Total interest expense	7,065	7,639	8,710	30,973	38,046
Net interest income	33,268	35,569	34,817	139,457	142,097
Provision for loan losses	6,000	7,000	8,500	28,000	37,500
Net interest income after provision for loan losses	27,268	28,569	26,317	111,457	104,597

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,671	2,069	1,618	7,389	7,720
Service charges and other income	3,576	3,339	4,815	14,604	15,867
Mortgage banking income	464	803	599	2,731	916
Net gain on sale of investment securities	1,107	659	36	2,882	652
Trading securities profits	—	—	—	—	81
Total non-interest income	6,818	6,870	7,068	27,606	25,236

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,844	14,638	13,360	57,529	55,812
Occupancy expense	2,512	2,478	2,702	9,887	11,040
Depreciation, amortization and maintenance	2,141	2,346	2,127	8,919	8,683
Marketing expense	127	870	469	2,811	3,189
Intangible amortization expense	1,289	916	910	4,163	3,584
FDIC Insurance	1,054	1,058	1,018	4,221	5,332
Merger and Restructuring charges	(588)	—	—	2,233	5,058
Other	10,002	7,971	8,600	33,362	28,012
Total non-interest expense	30,381	30,277	29,186	123,125	120,710

Income before income taxes	3,705	5,162	4,199	15,938	9,123
Income tax (benefit) expense	(110)	1,067	(1,677)	1,759	(1,913)

NET INCOME	$3,815	$4,095	$5,876	$14,179	$11,036

EARNINGS PER SHARE – Basic	$0.05	$0.05	$0.08	$0.18	$0.14
EARNINGS PER SHARE – Diluted	$0.05	$0.05	$0.08	$0.18	$0.14

Average common shares outstanding – Basic	76,358,242	76,392,719	77,070,444	76,657,265	77,075,726
Average common shares outstanding – Diluted	76,540,551	76,541,190	77,194,042	76,827,872	77,231,303

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data (Unaudited)

(Dollars in thousands)

	For the Quarter Ended				For the Year Ended
	December 31, 2012		December 31, 2011		December 31, 2012		December 31, 2011
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$2,074,556	1.63%	$1,692,094	2.33%	$1,879,717	2.01%	$1,698,359	2.38%
Trading Securities	—	—	—	—	—	—	2,226	1.19%
Overnight investments	476,927	0.25%	449,836	0.25%	353,058	0.25%	351,304	0.25%
Stock	16,808	0.47%	19,225	0.00%	18,312	0.19%	20,878	0.02%
Other Investment securities	1,580,821	2.06%	1,223,033	3.13%	1,508,347	2.44%	1,323,951	2.99%

Loans:	2,475,399	5.14%	2,618,977	5.13%	2,565,672	5.17%	2,716,501	5.14%
Residential	661,751	4.81%	649,708	4.85%	661,308	4.93%	681,322	4.91%
Commercial Real Estate	666,684	5.33%	713,217	5.11%	699,970	5.29%	759,196	5.09%
Business and Small Business	437,207	5.91%	513,175	5.75%	475,872	5.96%	514,395	5.68%
Personal Loans	709,757	4.77%	742,877	4.96%	728,522	4.75%	761,588	5.03%

Total Interest Earning Assets	$4,549,955	3.54%	$4,311,071	4.03%	$4,445,389	3.83%	$4,414,860	4.08%

Deposits:	$3,622,429	0.58%	$3,385,550	0.78%	$3,513,312	0.65%	$3,523,519	0.84%
Savings	1,018,934	0.50%	760,412	0.62%	944,997	0.56%	740,466	0.66%
Money Market	513,938	0.45%	562,652	0.69%	532,266	0.59%	598,592	0.71%
Demand	626,902	0.30%	463,205	0.21%	581,003	0.29%	432,901	0.22%
Demand - Municipals	665,404	0.38%	757,294	0.69%	636,140	0.48%	873,234	0.78%
Total Core Deposits	2,825,178	0.42%	2,543,563	0.58%	2,694,406	0.49%	2,645,193	0.64%

Time Deposits	797,251	1.13%	841,987	1.36%	818,906	1.19%	878,326	1.43%

Borrowings	250,355	2.91%	250,332	3.35%	260,918	3.11%	255,594	3.37%

Total Interest Bearing Liabilities	$3,872,784	0.73%	$3,635,882	0.95%	$3,774,230	0.82%	$3,779,113	1.01%

Non-interest bearing deposits	307,197		270,361		300,153		277,819

Net interest margin		2.92%		3.23%		3.13%		3.22%

ASSET QUALITY INDICATORS

	December 31,	September 30,	December 31,
(Dollars in thousands)	2012	2012	2011

Non-performing assets:
Non-accruing loans*	$68,417	$77,428	$107,907
Accruing loans past due 90 days or more**	24,013	23,710	28,423
Total non-performing loans	92,430	101,138	136,330

Real estate owned	11,752	22,290	17,775

Total non-performing assets	$104,182	$123,428	$154,105

Non-performing loans to total loans	3.78%	4.06%	5.29%
Non-performing assets to total assets	2.08%	2.56%	3.35%
Non-performing assets less accruing student loans past due 90 days or more to total assets	1.60%	2.09%	2.73%
ALLL to total loans	2.36%	2.24%	2.10%
ALLL to non-performing loans	62.37%	55.21%	39.77%
ALLL to non-performing loans (excluding student loans)	84.26%	71.35%	50.24%

* Non-accruing loans at December 31, 2012 and September 30, 2012 do not include $2.3 million and $3.1 million, respectively, of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and are performing as expected. Non-accruing loans include $10.8 million, $11.5 million, and $22.2 million of troubled debt restructured loans (TDRs) as of December 31, 2012, September 30, 2012, and December 31, 2011, respectively.

** Includes $24.0 million, $22.9 million, and $28.4 million in government guaranteed student loans as of December 31, 2012, September 30, 2012 and December 31, 2011, respectively.

Non-performing loan charge offs as a percentage of the unpaid principal balances at December 31, 2012 are as follows (excluding government guaranteed student loans):

NON-PERFORMING LOANS:

At December 31, 2012 (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Life-to-Date Charge offs	% of Unpaid Principal Balance
Non-performing Loans by Category:
Commercial Real Estate	$25,636	$35,743	$(10,107)	28.28%
Commercial Business	13,255	18,888	(5,633)	29.82%
Commercial Construction	13,407	24,016	(10,609)	44.17%
Residential Real Estate	13,515	14,374	(859)	5.98%
Residential Construction	783	783	—	0.00%
Consumer Personal	1,821	1,996	(175)	8.77%
Total Non-performing Loans	$68,417	$95,800	$(27,383)	28.58%

The non-performing loans table above does not include $2.3 million of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and are performing as expected.

Key Performance ratios are as follows for the quarter (annualized) and year end periods indicated:

	For the Quarter Ended (annualized)			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2012	2012	2011	2012	2011
PERFORMANCE RATIOS:
Return on average assets	0.30%	0.33%	0.49%	0.29%	0.23%
Return on average equity	2.35%	2.54%	3.68%	2.23%	1.77%
Net interest margin	2.92%	3.16%	3.23%	3.13%	3.22%
Efficiency ratio	75.93%	71.34%	69.80%	73.70%	72.14%
Tangible Common Equity	10.30%	10.73%	11.30%	10.30%	11.30%